EXHIBIT 5.1

May 9, 2002

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the offering of up to 500,000 shares of Common Stock, par value $1.00 per share (the "Shares"), of Meredith Corporation, an Iowa corporation (the "Company"), pursuant to the Meredith Corporation Employee Stock Purchase Plan of 2002 (the "Plan"), I have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as I have deemed relevant hereto, and, based upon this examination and review, it is my opinion (subject to shareholder approval as noted in Section 20 of the Plan) that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the Shares and that, when issued and sold as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable under the current laws of the State of Iowa.

I am admitted to the practice of law in the State of Iowa and the foregoing opinions are limited to the laws of that state and the federal laws of the United States of America.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ John S. Zieser

John S. Zieser

Vice President - General Counsel and Secretary